SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 __________


                                  FORM 8-K


                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported) OCTOBER 6, 1998


                      PLUM CREEK TIMBER COMPANY, L.P.
           (Exact name of registrant as specified in its charter)


        DELAWARE             1-10239            91-1443693
    (State or other        (Commission        (I.R.S. Employer
    jurisdiction of        File Number)       Identification No.)
    incorporation or
    organization)


  999 THIRD AVENUE, SUITE 2300, SEATTLE WASHINGTON      98104-4096
  (Address of principal executive offices)              (Zip Code)


     Registrant's telephone number, including area code (206) 467-3600



 Item 5. OTHER EVENTS

         On October 6, 1998, Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company"), executed a definitive agreement with S.D. Warren Company, a Pennsylvania corporation (the "Seller") for the acquisition of 905,000 acres of forest lands in central Maine for an aggregate purchase price of $180 million, subject to adjustment (the "Acquisition"). The Acquisition will bring the Company's total ownership of forest lands to over 3.3 million acres.

         The purchase price will be paid with approximately $3 million in cash and the remainder in the form of unsecured promissory notes from the Company to the Seller. The terms of the promissory notes will be determined based on market conditions at the time of closing. In addition, in connection with the Acquisition, the Company will enter into a long-term agreement with the Seller to supply fiber from these timberlands, at market prices, to the Seller's paper facility in Skowhegan, Maine.

         The Acquisition is subject to certain customary conditions including obtaining the necessary consents from the Seller's lenders, approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of acceptable title insurance on the timberlands. The Acquisition is expected to close in the fourth quarter of 1998.

           The public announcement concerning the Acquisition is attached as
 Exhibit 99.1 to this document and is incorporated herein by reference.


 Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

      (c)  Exhibits

      99.1  Press Release, dated October 6, 1998



                                 SIGNATURE


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     PLUM CREEK TIMBER COMPANY, L.P.

                                     By: Plum Creek Management Company, L.P.
                                         as General Partner

 Date:  October 9, 1998              By:   /s/ James A. Kraft
                                          __________________________________
                                          James A. Kraft
                                          Vice President, General Counsel
                                          and Secretary